UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Meta Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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META FINANCIAL GROUP, INC.
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
(605) 782-1767

December 15, 2016

Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Meta Financial Group, Inc. (“Meta Financial” or the “Company”), I cordially invite you to attend our Annual Meeting of Stockholders.  The meeting will be held at 1:00 p.m., local time, on Monday, January 23, 2017, at our main office located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the Annual Meeting.  Also enclosed is a copy of our Summary Annual Report to Stockholders and Annual Report on Form 10-K.  At the Annual Meeting, we will report on Meta Financial’s operations and outlook for the year ahead.

You are encouraged to attend the meeting in person.  Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or authorize a proxy by telephone or through the Internet site designated on the enclosed proxy card, as promptly as possible.  This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the meeting.

Regardless of the number of shares you own, your vote is very important.  Please act today.

The Board of Directors and management are committed to the continued success of Meta Financial and the enhancement of your investment.  As Chairman of the Board and Chief Executive Officer, I want to express my appreciation for your continued confidence and support.

Very truly yours,

J. TYLER HAAHR
Chairman of the Board and Chief Executive Officer

META FINANCIAL GROUP, INC.
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
(605) 782-1767

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on January 23, 2017

Notice is hereby given that the Annual Meeting of Stockholders of Meta Financial Group, Inc. will be held at our main office located at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, on Monday, January 23, 2017, at 1:00 p.m., local time.  At the Annual Meeting, stockholders will be asked to:

•	Elect two (2) directors, each for a term of three (3) years; and

•	Approve, by a non-binding advisory vote, the compensation of our “named executive officers” (a “Say-on-Pay” vote).

Your Board of Directors recommends that you vote “FOR” the election of each of the nominated directors and “FOR” the non-binding advisory vote to approve the compensation paid by the Company to our “named executive officers.”

Stockholders also will transact any other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.  We are not aware of any other business to come before the meeting.

The record date for the Annual Meeting is November 28, 2016.  Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

A proxy card and proxy statement for the Annual Meeting are enclosed.  Whether or not you plan to attend the Annual Meeting in person, please take the time to vote now by signing, dating and mailing the enclosed proxy card in the accompanying postpaid return envelope, or authorize a proxy by telephone or through the Internet site designated on the enclosed proxy card, which is solicited on behalf of the Board of Directors.  Your proxy will not be used if you attend and vote at the Annual Meeting in person, and your proxy selection may be revoked or changed prior to the Annual Meeting.  Regardless of the number of shares you own, your vote is very important.  See the instructions on how to vote by telephone or the Internet on page 3 of our proxy statement.  Please act today.

Thank you for your continued interest and support.

By Order of the Board of Directors,

J. TYLER HAAHR
Chairman of the Board and Chief Executive Officer

Sioux Falls, South Dakota
December 15, 2016

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 2017.

The proxy statement and annual report and this notice are available online at www.proxyvote.com.

YOU CAN VOTE OVER THE INTERNET BY LOGGING ON TO WWW.PROXYVOTE.COM, AND FOLLOWING THE INSTRUCTIONS PROVIDED.  TO VOTE OVER THE INTERNET, YOU WILL BE REQUIRED TO ENTER THE UNIQUE CONTROL NUMBER IMPRINTED ON YOUR PROXY CARD.  YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.  A PRE‑ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.  YOU MAY ALSO AUTHORIZE A PROXY BY TELEPHONE OR THROUGH THE INTERNET SITE DESIGNATED ON THE PROXY CARD.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Regan & Associates, Inc., which is assisting Meta Financial, toll-free at (800) 737-3426.

META FINANCIAL GROUP, INC.
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
(605) 782-1767

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held January 23, 2017

INTRODUCTION

The Board of Directors of Meta Financial Group, Inc. (“Meta Financial” or the “Company”) is using this proxy statement to solicit proxies from the holders of Company common stock for use at Meta Financial’s Annual Meeting of Stockholders (“Annual Meeting”).  We are commencing mailing of this proxy statement and the enclosed proxy card to our stockholders on or about December 15, 2016.

Certain information provided herein relates to MetaBank, which is a wholly owned subsidiary of Meta Financial.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting; Matters to be Considered at the Annual Meeting

Time and Place of the Annual Meeting.  Our Annual Meeting will be held as follows:

Date:	January 23, 2017

Time:	1:00 p.m., local time

Place:	MetaBank
5501 South Broadband Lane
Sioux Falls, South Dakota

Matters to be Considered at the Annual Meeting.  At the Annual Meeting, stockholders of Meta Financial will be asked to consider and vote on the following proposals:

Proposal 1.          To consider and vote upon the election of two (2) directors, each for a three-year term; and

Proposal 2.          To approve by a non-binding advisory vote, the compensation of our “named executive officers” (a “Say-on-Pay” vote).

The stockholders will also transact any other business that may properly come before the Annual Meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement.

Voting Rights; Vote Required

Voting Rights of Stockholders.  November 28, 2016 is the record date for the Annual Meeting (the “Record Date”).  Only stockholders of record of Meta Financial common stock as of the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting.  You are entitled to one vote for each share of Meta Financial common stock that you own.  On the Record Date, a total of 9,128,292 shares of Meta Financial common stock were outstanding and entitled to vote at the Annual Meeting.

Employee Plan Shares.  We maintain the Meta Financial Employee Stock Ownership Plan and the MetaBank Profit Sharing 401(k) Plan (collectively, the “Employee Plans”), which hold collectively 3% of the Meta Financial common stock outstanding as of the Record Date.  Subject to certain eligibility requirements, employees of Meta Financial and MetaBank participate in one or both of the Employee Plans.  Each participant in an Employee Plan is entitled to instruct the trustee of such Employee Plan as to how to vote such participant’s shares of Meta Financial common stock allocated to his or her Employee Plan account.  If an Employee Plan participant properly executes the voting instruction card distributed by the Employee Plan trustee, the Employee Plan trustee will vote such participant’s shares in accordance with the participant’s instructions.  If properly executed voting instruction cards are returned to the Employee Plan trustee with no specific instruction as to how to vote at the Annual Meeting, the trustee may vote such shares in its discretion.  If the Employee Plan participant fails to give timely or properly executed voting instructions to the trustee with respect to the voting of the common stock that is allocated to the participant’s Employee Plan account, the Employee Plan trustee may vote such shares in its discretion.  The Employee Plan trustee will vote the shares of Meta Financial common stock held in the Employee Plans but not allocated to any participant’s account in the manner directed by the majority of the participants who directed the trustee as to the manner of voting their allocated shares.  As of the Record Date, all of the shares held in the Employee Plans were allocated.

Shares Held by a Broker.  If you are the beneficial owner of shares held by a broker in “street name,” your broker, as the record holder of the shares, will vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker will nevertheless be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items.  A “broker non-vote” is submitted when a member broker returns a proxy card and indicates that, with respect to a particular matter, it is not voting a specified number of shares on that matter, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have “discretionary” authority to vote those shares on such matter.  The election of directors is considered a “non-discretionary” matter.  Accordingly, your broker may not vote your shares with respect to the two proposals without instructions from you.

Votes Required for Quorum.  A quorum is necessary in order for us to conduct the Annual Meeting, and if one-third of all the shares entitled to vote are in attendance at the meeting, either in person or by proxy, then the quorum requirement is met.  Broker non-votes will be counted for purposes of determining whether there is a quorum.

Votes Required to Approve Each Proposal:

Proposal 1:  Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting by holders of Meta Financial common stock.  This means that the two director nominees with the most affirmative votes will be elected.  Shares that are represented by a proxy which are marked “vote withheld” for the election of one or more director nominees and broker non-votes will have no effect on the vote for the election of directors, although they will be counted for purposes of determining whether there is a quorum.  If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  As of the date of this proxy statement, we are not aware of any reason that a director nominee would be unable to stand for election.

Proposal 2:  Say-on-Pay.  This is a non-binding advisory vote.  While the advisory resolution set forth in Proposal 2 below is not binding on the Company, the Board, including the Compensation Committee of the Board, will consider the results of the “Say-on-Pay” vote, the opinions of our stockholders, and other relevant factors in making future decisions regarding the Company’s executive compensation program.

Effect of Broker Non-Votes.  Brokers, banks or other nominees who hold shares in street name for their customers which are the beneficial owners of those shares have discretionary authority to vote shares without instructions from beneficial owners on matters considered “routine” (as determined in accordance with the rules of the New York Stock Exchange).  On non-routine matters, brokers, banks and nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions.  A “broker non-vote” is submitted when a member broker returns a proxy card and indicates that, with respect to a particular matter, it is not voting a specified number of shares on that matter, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matter.  Each of Proposal 1:  Election of Directors and Proposal 2:  Say-on-Pay are considered “non-routine” matters, and your broker will not be able to vote your shares with respect to these matters without your instructions.  Broker non-votes will not be counted for any purpose in determining whether a matter has been approved.  Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

The members of the Board of Directors unanimously recommend that you vote “FOR” each of the director nominees set forth in this proxy and “FOR” the non-binding advisory vote to approve the compensation paid by us to our “named executive officers.”

Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs

Voting of Proxies.  You may vote in person at the Annual Meeting or by proxy.  To ensure your representation at the Annual Meeting, we recommend that you vote now by proxy even if you plan to attend the Annual Meeting.  You may change your vote by attending and voting at the Annual Meeting or by submitting another proxy with a later date.  See “—Revocability of Proxies” below.

Voting instructions are included on your proxy card.  Shares of Meta Financial common stock represented by properly executed proxies will be voted by the individuals named in such proxy in accordance with the stockholder’s instructions.  If properly executed proxies are returned to Meta Financial with no specific instruction as to how to vote at the Annual Meeting, the persons named in the proxy will vote the shares “FOR” the election of each of the director nominees and “FOR” the non-binding advisory vote to approve the compensation paid by us to our “named executive officers.

VOTE BY TELEPHONE — 1-800-690-6903.  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the meeting date.  Have your proxy card in hand when you call and then follow the instructions.  If you vote by telephone, please do not mail your Proxy Card.

VOTE BY INTERNET — www.proxyvote.com.  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the day before the meeting date.  Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.  If you vote over the Internet, please do not mail your Proxy Card.

The Internet voting procedures are designed to authenticate Meta Financial’s stockholders’ identities, to allow Meta Financial’s stockholders to give their voting instructions and to confirm that Meta Financial’s stockholders’ instructions have been recorded properly.  Stockholders who wish to vote over the Internet should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Meta Financial stockholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such holder’s proxy card and should therefore have his or her proxy card in hand when initiating the session.  To vote over the Internet, log on to the website www.proxyvote.com, and follow the instructions provided.  Instructions are also included on the proxy card.  You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children, in which case you would receive three separate proxy cards to vote.

The persons named in the proxy will have the discretion to vote on any other business properly presented for consideration at the Annual Meeting in accordance with their best judgment.  We are not aware of any other matters to be presented at the Annual Meeting other than those described in the Notice of Annual Meeting of Stockholders accompanying this document.

Counting of Votes.  Regan & Associates, Inc., which we have engaged to serve as proxy solicitor in connection with the Annual Meeting, will collect and tabulate all proxies from brokers and banks.  Glen W. Herrick, Executive Vice President, Chief Financial Officer and Secretary of the Company, will act as the inspector of election and will count the votes at the Annual Meeting.

Revocability of Proxies.  You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date (your proxy card must be received before the start of the Annual Meeting);

•
notifying the Corporate Secretary of Meta Financial in writing before the Annual Meeting that you have revoked your proxy (the notification must be received by the close of business on January 22, 2017); or

•	voting in person at the Annual Meeting.

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you must bring an authorization letter from the broker, bank or nominee indicating that you were the beneficial owner of Meta Financial common stock on the Record Date if you wish to vote in person.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Regan & Associates, Inc., toll-free at (800) 737-3426.

Proxy Solicitation Costs.  We will pay our own costs of soliciting proxies.  In addition to this mailing, Meta Financial’s directors, officers and employees may also solicit proxies personally, electronically or by telephone.  We will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.  We have engaged Regan & Associates, Inc., a proxy solicitor, to assist in the solicitation of proxies.  We estimate that the fee for such services will be approximately $8,000.

STOCK OWNERSHIP

Except as otherwise noted, the following table presents information regarding the beneficial ownership of Meta Financial common stock as of the Record Date, by:

•	those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than 5% of outstanding Meta Financial common stock;

•	each director and director nominee of Meta Financial;

•	each “named executive officer” of Meta Financial named in the Summary Compensation Table appearing under “Executive Compensation” below; and

•	all of the current executive officers and directors of Meta Financial as a group.

The persons named in the table below have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to the table.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock which that person has the right to acquire within 60 days of the applicable date, including through the exercise of options or other rights or the conversion of another security, are deemed outstanding for that person.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based upon 9,128,292 shares of common stock outstanding on the Record Date.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class

Named Executive Officers & Directors
J. Tyler Haahr (2)	290,261	3.18%
Bradley C. Hanson (3)	166,531	1.82%
Rodney G. Muilenburg	77,061	*
Troy Moore III (4)	42,503	*
Glen W. Herrick	15,188	*
Cynthia Smith	2,063	*
Douglas J. Hajek	2,667	*
Elizabeth G. Hoople	2,250	*
Frederick V. Moore	100	*
Kendall E. Stork	421	*
Becky S. Shulman	183	*
Directors and executive officers of Meta Financial as a group (11 persons) (5)	558,895	6.06%

* Indicates less than 1%.

(1)	Except as otherwise indicated in the table, the address for each director and executive officer is c/o Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.

(2)
Includes 37,965 shares which Mr. Haahr has the right to acquire pursuant to stock options within 60 days after the Record Date, and 87,089 shares and 143,723 shares, which are held by two separate trusts of which Mr. Haahr is a trustee.

(3)	Includes 32,283 shares which Mr. Hanson has the right to acquire pursuant to stock options within 60 days after the Record Date.

(4)	Includes 20,417 shares which Mr. Moore has the right to acquire pursuant to stock options within 60 days after the Record Date and 10,855 shares as to which Mr. Moore has reported shared ownership.

(5)
Includes shares held directly, as well as jointly with family members or held by trusts, with respect to which shares the listed individuals or group members may be deemed to have sole or shared voting and investment power.  Included in the shares reported as beneficially owned by all directors and executive officers are options to acquire 90,665 shares of Meta Financial common stock exercisable within 60 days after the Record Date.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and will consist of seven members following the retirement of Mr. Muilenburg at the January 2017 Annual Meeting.  Approximately one-third of the directors are elected annually to serve for three-year periods or until their respective successors are elected and qualified.  All of our director nominees currently serve as Meta Financial directors.

The table below sets forth information regarding the members of our Board of Directors continuing in office or nominated for re-election, including their age, position(s) with Meta Financial and term(s) of office.  The following directors are “independent directors,” meeting the criteria for independence in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 5605(a)(2) of the NASDAQ Listing Rules: Douglas J. Hajek, Elizabeth G. Hoople, Frederick V. Moore, Becky S. Shulman and Kendall E. Stork.

If before the election it is determined that any director nominee is unable to serve, your proxy authorizes a vote for a replacement nominee if our Board of Directors names one.  At this time, we are not aware of any reason why a nominee might not remain on the ballot until the election.  Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.  The members of the Board of Directors unanimously recommend that you vote “FOR” each of the director nominees.

Name	Age	Position(s) Held in Meta Financial	Director Since (1)		Term to Expire

Nominees

Douglas J. Hajek	66	Director	2013		2020

Kendall E. Stork	64	Director	2016	(2)	2020

Directors Remaining in Office

J. Tyler Haahr	53	Chairman of the Board and Chief Executive Officer	1992		2019

Bradley C. Hanson	52	Director, President	2005		2019

Elizabeth G. Hoople	58	Director	2014		2019

Frederick V. Moore	60	Vice Chairman of the Board and Lead Director	2006		2018

Becky S. Shulman	52	Director	2016	(2)	2018

(1)	Includes service as a director of MetaBank.

(2)
The Board of Directors appointed Mr. Stork to the Board on June 27, 2016 and Ms. Shulman to the Board on September 30, 2016.  The principal business experience as well as the key experience, qualifications, attributes and skills that led to a conclusion that the person should serve as a director of Meta Financial is set forth below.  All directors and nominees have held their present positions for at least five years unless otherwise indicated.

Douglas J. Hajek — Mr. Hajek is a Partner in the Sioux Falls, South Dakota law firm of Davenport, Evans, Hurwitz & Smith, LLP, where his practice is concentrated in corporate, finance and banking matters.  Prior to joining Davenport Evans in 2000, Mr. Hajek worked as a commercial banker, mortgage banker, lawyer and lobbyist.  He currently serves on the Board of MetaBank, the Sioux Falls Area Chamber of Commerce Foundation and the South Dakota Building Authority.  Mr. Hajek received a J.D. with honors from the University of South Dakota, an M.A. in Business from the University of Northern Colorado and a B.S. in Economics from South Dakota State University.  The Board of Directors believes that the experience, qualifications, attributes and skills that Mr. Hajek has developed through his banking, lobbying and legal work as well as his service on Meta Financial’s Compensation Committee and Nominating Committee enable him to provide the Board of Directors with extensive expertise regarding the regulation, operations and management of Meta Financial.  The Board has recommended his nomination for re-election as a director of Meta Financial.

Kendall E. Stork — Mr. Stork retired from Citibank in 2016 as Regional Director of Credit Card Operations and as Site President of Citibank’s Sioux Falls, South Dakota location. Mr. Stork, who joined Citibank in 1988, most recently led all core operations servicing for Citibank’s branded and retail credit card portfolios across several domestic and international locations. He also previously served as President and CEO of Citibank South Dakota, N.A. for 11 years and oversaw more than 3,000 employees. Mr. Stork graduated from the University of Nebraska with a B.S. degree in Business with an Accounting emphasis. The Board of Directors believes that the experience, qualifications, attributes and skills that Mr. Stork has developed through his years of involvement in various capacities in the financial services industry enable him to provide the Board of Directors extensive expertise regarding the operations and management of Meta Financial.   The Board has recommended his nomination for re-election as a director of Meta Financial.

J. Tyler Haahr — Mr. Haahr is Chairman of the Board and Chief Executive Officer of Meta Financial Group, Inc. and MetaBank.  The Board of Directors elected Mr. Haahr to serve as its Chairman effective October 1, 2011.  Mr. Haahr has been employed by Meta Financial and its affiliates since March 1997.  He was previously a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona.    Mr. Haahr received his B.S. degree with honors at the University of South Dakota in Vermillion, South Dakota.  He graduated with honors from the Georgetown University Law Center, Washington, D.C.  Mr. Haahr is the brother-in-law of Troy Moore III.  The Board of Directors believes that the experience, qualifications, attributes and skills that Mr. Haahr has developed through his years of service as Chief Executive Officer of Meta Financial and MetaBank, as well as his legal background, enable him to provide the Board of Directors extensive expertise regarding the operations, management and regulation of Meta Financial.

Bradley C. Hanson — Mr. Hanson is President of both Meta Financial Group, Inc. and MetaBank, and he is the Division President for the Meta Payment Systems division of MetaBank.  He serves on the Board of Directors and Executive Committee for the Network Branded Prepaid Card Association.  Mr. Hanson has been employed by MetaBank since May 2004.  From 1991 until joining MetaBank in May 2004, Mr. Hanson was employed by Bankfirst in Sioux Falls, South Dakota, where he served in a variety of capacities, including Senior Vice President of Payment Systems from March 2001 to April 2004.  Mr. Hanson received his B.A. degree in Economics from the University of South Dakota in 1988.  He attended the ABA School of Bankcard Management at the University of Delaware in 1996 and the ABA Graduate School of Bankcard Management at the University of Oklahoma in 1997.  Mr. Hanson has been a director of the Company since 2005.  The Board of Directors believes that the experience, qualifications, attributes and skills that Mr. Hanson has developed through his years of involvement in various capacities in the financial services industry enable him to provide the Board of Directors extensive expertise regarding the operations and management of Meta Financial.

Elizabeth G. Hoople — Ms. Hoople currently serves as a strategic marketing and payments industry consultant with Bank on Marketing, a consulting firm she formed in March 2013.  From 1998 through March 2013, Ms. Hoople served in various capacities with Wells Fargo & Co. Most recently, she served as Senior Vice President and Division Marketing Manager for Wells Fargo’s Consumer Lending Group where she led marketing strategy and product management for Wells Fargo’s credit card portfolio.  Ms. Hoople received a Bachelor of Music degree from Bowling Green State University in 1981.  The Board of Directors believes that the experience, qualifications, attributes and skills that Ms. Hoople has developed through her years of involvement in various capacities in the financial services industry enable her to provide the Board of Directors extensive expertise regarding the operations and management of Meta Financial.

Frederick V. Moore — Mr. Moore has served as President of Buena Vista University in Storm Lake, Iowa since 1995.  He currently serves as a director of the Iowa Association of Independent Colleges and Universities, the Iowa College Foundation, the Iowa Lakes Corridor Development Corporation, and also serves on the Iowa College Student Aid Commission.  He formerly served as a director of the Council for Adult and Experiential Learning.  He previously worked in corporate America as a strategic planner, financial analyst and marketing executive.  Mr. Moore is an attorney who received a J.D. with honors, M.B.A. and B.A. degrees from the University of North Carolina at Chapel Hill.  Mr. Moore has been a director of the Company since 2006.  The Board of Directors believes that the experience, qualifications, attributes and skills that Mr. Moore has developed through his position as President of Buena Vista University, an institution that has a $38 million annual budget, as well as his service on Meta Financial’s Audit Committee and Compensation Committee, enable him to provide the Board of Directors extensive financial and management expertise.

Becky S. Shulman — Ms. Shulman is the Chief Financial Officer and Chief Operations Officer of Card Compliant, LLC, a compliance specialty company serving the prepaid and stored value card industry, headquartered in Kansas City, MO.  Prior to joining Card Compliant in 2012, Shulman held several executive positions in the financial services and tax industries, including CFO and Treasurer of H&R Block, Inc. and Deputy CFO of LPL Financial. She also served on the Board of Directors of H&R Block Bank from 2009 until its sale in 2015 and she previously held the position of Chief Investment Officer of U.S. Central Credit Union. Ms. Shulman graduated from Eastern Illinois University with a B.S. degree in Computer Management and also received an MBA from the University of Illinois.  The Board of Directors believes that the experience, qualifications, attributes and skills that Ms. Shulman has developed through her years of involvement in various capacities in the financial services industry enable her to provide the Board of Directors extensive expertise regarding the operations and management of Meta Financial.

COMMUNICATING WITH OUR DIRECTORS

The Company has no formal process by which stockholders may communicate directly with directors, although it believes that its informal process, in which any communication addressed to the Board of Directors at the Company’s offices at 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, in care of Investor Relations, the Chairman of the Board, or other corporate officer is forwarded to the Board, has served the Board’s and stockholders’ needs.  There is currently no screening process, and all stockholder communications that are received by officers for the Board’s attention are forwarded to the Board.  In view of SEC disclosure requirements relating to this issue, the Board may consider the development of more specific procedures.  Until any other procedures are developed, any communications to the Board should be sent to it in care of Investor Relations.

MEETINGS AND COMMITTEES

Meetings

Meetings of the Board of Directors are generally held on a monthly basis.  The Board of Directors conducted 12 regular meetings during fiscal 2016.  During fiscal 2016, each director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member.

Committees

During fiscal 2016, the Board of Directors of Meta Financial had an Audit Committee, Compensation Committee and Nominating Committee.  Charters of each of the committees can be found on the Company’s website at www.metafinancialgroup.com, “Corporate Governance.”

The current committee assignments are shown below:

Audit Committee	Compensation Committee	Nominating Committee

Frederick V. Moore (Chairperson)	Rodney G. Muilenburg (Chairperson)	Frederick V. Moore (Chairperson)
Elizabeth G. Hoople	Douglas J. Hajek	Douglas J. Hajek
Rodney G. Muilenburg	Elizabeth G. Hoople	Elizabeth G. Hoople
Becky S. Shulman	Frederick V. Moore	Rodney G. Muilenburg
Kendall E. Stork	Becky S. Shulman	Becky S. Shulman
	Kendall E. Stork	Kendall E. Stork

The Audit Committee met five times during fiscal 2016.  The functions of the Audit Committee are as follows:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance;

•	Monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditing department; and

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

The Compensation Committee met four times during fiscal 2016.  The functions of the Compensation Committee are as follows:

•	Make salary and bonus recommendations to the Board of Directors and determine the terms and conditions of employment of the officers of Meta Financial and MetaBank;

•	Oversee the administration of our employee benefit plans covering employees generally;

•	Administer our stock incentive plan; and

•	Make recommendations to the Board of Directors with respect to our compensation policies and changes in year-to-year compensation packages.

The Nominating Committee, which met two times during fiscal 2016, is comprised entirely of “independent directors”, meeting the criteria for independence in Rule 10A-3(b)(1) under the Exchange Act and Rule 5605(a)(2) of the NASDAQ Listing Rules.  Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Nominating Committee, or by any stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the By-laws of Meta Financial.  Pursuant to the By-laws, nominations by stockholders must be delivered in writing to the Secretary of Meta Financial at least 30 days prior to the date of the Annual Meeting; provided, however, that in the event that less than 40 days’ notice or prior disclosure of the date of the Annual Meeting is given or made to stockholders, to be timely, notice by the stockholder must be received at the executive offices of Meta Financial not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure thereof was made.  Except as may be required by rules promulgated by NASDAQ or the SEC, currently there are no specific minimum qualifications that must be met by each candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.  In evaluating candidates proposed by either the Board or stockholders, the Board looks for director candidates who possess the skills, experience, professional background and commitment necessary to contribute significantly to the Board.  In making its determinations, the Board considers all relevant laws and regulations as well as other factors deemed important by it (such as the present composition of the Board).  The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ Listing Rules and, if a nominee is sought for service on the Audit Committee, the financial and accounting experience of a candidate, including whether an individual qualifies as an audit committee financial expert.  Although the Nominating Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process.  While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the Nominating Committee and the Board will also evaluate a potential director nominee’s personal character, community involvement, and willingness to serve so that he or she can help further the Company’s role as a community-based financial institution.

The Company is incorporated in Delaware and has held its annual meetings in Iowa or South Dakota since its incorporation.  Senior members of management have been present at each annual meeting to meet with stockholders and answer any questions.  Historically, stockholder attendance has been limited, which we attribute to our policy of regular and detailed communications with our stockholders and investors through meetings with management and other investor relations activities.  In view of the fact that stockholders have not historically attended our annual meetings and that a majority of our directors have historically attended our annual meetings, we have not adopted a policy regarding the attendance of directors at the annual meeting.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a written code of ethics within the meaning of Item 406 of SEC Regulation S-K, which applies to our principal executive officer and senior financial officers, a copy of which can be found on the Company’s website at www.metafinancialgroup.com, “Corporate Governance.”  If we make substantive amendments to the Code of Ethics that are applicable to our principal executive or financial officers, we will disclose the nature of such amendments or waiver in a report on Form 8-K in a timely manner.

Separation of Board Chairman and CEO

The Board of Directors has no formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer.  The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer and an independent Vice Chairman and Lead Director, is in the best interests of the Company and its stockholders.  The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given J. Tyler Haahr’s in depth knowledge of the Company’s business, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of customers.  As Chief Executive Officer, Mr. Haahr is intimately involved in the day to day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the Board.  The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes an independent Lead Director provides an effective balance for the management of the Company in the best interests of its stockholders.

Risk Oversight

The Board of Directors of the Company is actively involved in oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors retains responsibility for general oversight.  The Board of Directors endeavors to satisfy this responsibility by evaluating reports by each committee chair regarding the committee’s considerations and actions, as well as by evaluating reports received from Company officers responsible for the oversight of particular risks within the Company, particularly MetaBank’s Chief Risk Officer who reports to the Company’s CEO.  Risks relating to the direct operations of MetaBank are overseen by the Board of Directors of the Company, as they also serve as directors of MetaBank.  The directors also oversee risk of MetaBank through the directors’ membership on MetaBank’s Committees.  In particular, all of the Company’s Audit Committee members serve on MetaBank’s Audit Committee.  The Board of Directors of MetaBank also has established a Loan Committee and an Internal Control and Risk Committee that conduct risk oversight separate from that of the Company.  Further, MetaBank’s Board of Directors oversees risks through the establishment of policies and procedures, recommended by MetaBank’s Chief Risk Officer and other officers that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to MetaBank.  Finally, the Board also takes into account observations and recommendations of its regulators.

Audit Committee Matters

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Meta Financial Group, Inc., specifically incorporates this Report therein, and it shall not otherwise be deemed filed under such Act.

Audit Committee Report.  The Audit Committee has issued the following report with respect to the audited consolidated financial statements of the Company for the fiscal year ended September 30, 2016:

•	The Audit Committee has reviewed and discussed with the Company’s management the Company’s fiscal 2016 audited consolidated financial statements;

•
The Audit Committee has discussed with the Company’s independent registered public accounting firm (KPMG LLP) the matters required to be discussed by Auditing Standard No. 1301 – Communications with Audit Committee;

•
The Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence; and

•
Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2016 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Submitted by the Audit Committee of the Company’s Board of Directors:

Elizabeth G. Hoople	Frederick V. Moore	Rodney G. Muilenburg	Becky S. Shulman	Kendall E. Stork

Audit Committee Member Independence; Audit Committee Financial Expert; and Audit Committee Charter.  Each member of the Audit Committee is a non-employee director who (1) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act and Rule 5605(a)(2) of the NASDAQ Listing Rules; (2) has not participated in the preparation of the financial statements of Meta Financial or any of its current subsidiaries at any time during the past three years; and (3) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, statement of comprehensive income and cash flow statement.  Our Board of Directors has determined that our Audit Committee has three members who qualify as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.  The Board has determined that Mr. Moore, Ms. Shulman and Mr. Stork based upon their experience, training and education, qualify as an audit committee financial experts by virtue of the fact that they have (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions.

COMPENSATION OF DIRECTORS

The following table sets forth compensation information for the fiscal year ended September 30, 2016, for the Company’s non-employee directors.  Compensation for directors who are “named executive officers” is set forth in the “Summary Compensation Table” set forth below.  Director compensation is determined by the full Board of Directors.  No compensation consultants are utilized to determine total non-employee director compensation, although the Board does utilize comparative sources and other secondary materials to determine, in its opinion, the adequacy of such compensation.

The elements of compensation paid to the Company’s non-employee directors during the year ended September 30, 2016 were as follows:

•	A prorated annual retainer of $12,000 through January 25, 2016 and $15,000 thereafter for service on the Company’s Board;

•	A prorated annual retainer of $9,000 through January 25, 2016 and $11,000 thereafter for service on the MetaBank Board;

•	An annual retainer of $4,000 for the vice chairman of MetaBank’s Board;

•	A fee of $1,100 for each meeting attended of the MetaBank Board through January 25, 2016 and $1,250 thereafter;

•	An annual retainer of $3,500 for the chairman of the Company’s Audit Committee;

•	An annual retainer of $2,000 for directors on the Company’s Audit Committee;

•	An annual retainer of $3,000 for the chairman of MetaBank’s Compensation and Risk Committees;

•	An annual retainer of $4,000 for directors on MetaBank’s Credit Committee;

•	An annual retainer of $2,000 for directors on MetaBank’s Compensation and Risk Committees;

•	An annual retainer of $1,000 for directors on MetaBank’s Audit Committee;

•	Restricted stock awards of 550 shares of the Company’s common stock granted on January 25, 2016, vesting immediately; and

•	Reimbursement for out-of-pocket expenses incurred in attending Board of Directors and committee meetings.

Director Compensation

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Douglas J. Hajek	$51,555	$20,763	$72,318
Elizabeth G. Hoople	$55,132	$20,763	$75,895
Frederick V. Moore	$55,378	$20,763	$76,140
Rodney G. Muilenburg	$52,758	$20,763	$73,521
Becky S. Shulman (2)	$--	$11,092	$11,092
Kendall E. Stork (3)	$26,518	$16,063	$42,581

(1)
Awards for 2016 reflect the aggregate grant date fair value of awards.  The assumptions used in the calculation of these amounts are disclosed in Note 11 to our Consolidated Financial Statements included in our fiscal 2016 Annual Report on Form 10-K.

(2)	Ms. Shulman’s term on the Board commenced on September 30, 2016.

(3)	Mr. Stork’s term on the Board commenced on June 27, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis for Fiscal Year 2016

Overview

The following Compensation Discussion and Analysis discusses the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (the “named executive officers” or “NEOs”).  For purposes of this discussion, the NEOs include the following:  J. Tyler Haahr, Chairman of the Board and Chief Executive Officer; Bradley C. Hanson, President; Glen W. Herrick, Executive Vice President, Chief Financial Officer, and Secretary; Cynthia Smith, Executive Vice President and Chief Operating Officer; and Troy Moore III, former Executive Vice President.

The Compensation Committee of the Board (for purposes of this section, the “Compensation Committee”) reviews annual salaries and bonuses of the Company’s executive officers, including the NEOs, and makes recommendations to the Board of Directors for review and approval.  The Compensation Committee also administers the Meta Financial Group, Inc. Amended and Restated 2002 Omnibus Incentive Plan (the “2002 Plan”), including the approval of all grants of restricted stock and performance awards, including grants to the NEOs.

The compensation approval process, which is generally undertaken in the last two months of each fiscal year, consists of annual performance evaluations that are completed by each executive officer’s immediate supervisor.  Based on that individual evaluation, the relevant metrics for Company performance, and updated generally available salary data on comparable positions, the Chairman and Chief Executive Officer prepared proposed salary adjustments for all executives other than himself for the fiscal year ended September 30, 2016.  The Compensation Committee makes salary adjustment recommendations to the Board of Directors with respect to the compensation of the Chairman and Chief Executive Officer and the remaining executives for review, discussion and approval.  The full Board of Directors, with affected executive officers recusing themselves and abstaining from voting when appropriate, then reviews the recommendations of the Compensation Committee and approves the final compensation amounts, except for equity awards which, as described above, are awarded without review or approval by the Board of Directors.  Regarding the compensation components, salary adjustments were effective on September 30, 2016, although Ms. Smith received additional salary adjustment in October 2015 and January 2016.  Executive equity awards relating to the fiscal year ended September 30, 2016, were granted on October 11, 2016.  Equity awards under the 2002 Plan are subject to the approval by the Compensation Committee, are dependent on the availability of authorized shares under the 2002 Plan, and are determined in accordance with the same criteria used by the Compensation Committee and the Board of Directors in determining the award of cash incentive compensation described below.

As described below, in establishing base salary and incentive compensation awards for fiscal year 2016, the Compensation Committee considered historic compensation practices and compensation advice of McLagan (an Aon Hewitt Company), a compensation consulting firm,  During 2013, the Compensation Committee engaged McLagan to help it develop an executive compensation philosophy and to further refine its executive compensation guidelines with a view towards encouraging and rewarding executives for achieving and maintaining superior levels of performance that contribute to long-term shareholder value while also complying with the Federal rules and regulations governing financial institutions.  The Compensation Committee considered the historic advice from McLagan, current generally available salary and compensation data, cost of living attributes, and internal pay equity, among such other criteria, in making compensation decisions for fiscal year 2016.

None of the NEOs was party to an employment agreement with the Company during fiscal year 2016, although certain provisions of prior agreements, remained in effect.  The Company believes that employment agreements with executive officers provide a retention benefit that is of value to the Company and its stockholders.  MetaBank entered into employment agreements with three of the NEOs during the first quarter of fiscal year 2017, which are described in more detail below under “Material Employment Actions Implemented for Fiscal Year 2017.”

Compensation Philosophy

The Compensation Committee adopted the following Executive Compensation Philosophy in August 2016:

“MetaBank/Meta Financial Group (collectively “Meta Financial”) has developed the following executive compensation philosophy to guide it in addressing its compensation practices to recruit, retain, and reward highly qualified executive talent.  The philosophy is intended to encourage and reward executives for achieving and maintaining superior levels of performance that contribute to long-term shareholder value while also complying with the Federal rules and regulations governing financial institutions.  This is a philosophical document that guides but does not require precise compliance, and actual practice may vary according to business conditions, individual background and performance, and other factors.”

Competitive Positioning:

Meta Financial prefers to place more weight on pay-for-performance incentives than benefits.  By targeting a higher percentage for Direct Compensation, Meta Financial expects to be approximately at its targeted positioning for Total Compensation.  Direct Compensation includes salary, annual incentives, and long-term incentives but excludes benefits and perquisites.  Meta Financial generally intends to position compensation for its executives as follows:

Percentile Rank to Compensation Peer Group
	Expected Performance	Superior Performance
Salary	40th-75th	40th-75th

Salary:

Meta Financial will try and hire the best candidate possible (i.e., pay more to get the best people) and will generally target executive salaries at the 40th-75th percentile of the competitive market.  The actual salaries compared to market will vary for individual officers and may be above or below the 40th-75th percentile as necessary to recruit and retain high quality talent.  Individual salary determinations will be made based upon the qualifications and experience of each executive, the value of the position to the organization, and the performance of the individual.

Incentive Compensation:

Meta Financial believes that its executive officers should have a significant portion of their total compensation package driven by pay-for-performance.  Total Compensation refers to the combined total of all elements of pay, including salary, annual incentives, long term incentives, benefits and perquisites.  Most importantly, executives should be rewarded for increasing the shareholder value of the enterprise and, secondly, for business unit and/or individual goal achievement.  In addition, the Board acknowledges that special circumstances may arise which merit the discretionary adjustments of awards either up or down, for example if the performance of a single department disproportionately impacts the results of other executives.  The specific rationale for any discretionary adjustments will be documented by the Compensation Committee and shared with the affected executive.

Annual Cash Incentive:  Rewarding executives for the annual performance of Meta Financial is the goal of the annual cash incentive program.  Approximately 50% of the total incentive opportunity (both annual and long-term combined) will be delivered through the annual cash incentive with a slightly lower percentage in cash for the CEO and President.  The annual award levels will be contingent on meeting predefined corporate, business unit, and/or individual goals with a strong emphasis on corporate goals.  The weighting of the goals will vary based upon the scope of responsibilities of each executive’s job; however corporate performance will be weighted 50% at a minimum.

Long-Term Incentives:  Meta Financial believes that executive officers should have a meaningful portion of their total compensation opportunity linked to the achievement of long-term goals and delivering increasing shareholder value.  Approximately 50% of the total incentive opportunity (both annual and long-term combined) will be delivered through long-term incentives with a slightly higher percentage for the CEO and President.  Meta Financial intends to provide executive officers with the opportunity to receive annual equity-based awards that are tied to achieving desired corporate results.  It may also choose to use long-term cash (for example, a defined contribution performance plan) or a combination of the two.  Long-term incentive awards may be granted on the basis of market practices and meeting performance goals.  Part or all, as determined by the board, of these awards will be subject to vesting provisions which may be either performance-based or time-based or a combination of the two.  Performance vesting will be determined by comparing Meta Financial’s performance to a group of banks, for example through the use of a third party index or compensation peer group.

Benefits & Perquisites:

Meta Financial provides competitive core benefits to all of its employees, and executives participate in these plans.  Meta Financial generally chooses not to emphasize supplemental benefits for its executives, preferring to provide greater opportunities in the variable components of direct compensation.  However, Meta Financial may provide a non-qualified deferred compensation plan whereby the executives may voluntarily accumulate their own funds for retirement and also possibly as a vehicle to receive a company matching contribution to restore core retirement benefits lost as a result of government limitations on qualified plans.  Meta Financial may provide perquisites necessary for the executive to efficiently and effectively perform his/her duties, such as cell phone, reimbursement of social club dues, auto allowance, etc.  On a case-by-case basis and with prior approval by the Board, Meta Financial may provide additional benefits or grandfather executives under previous benefit plans.  These programs will vary by executive and will often be influenced by factors such as position, responsibility, tenure, performance, and the circumstances surrounding the executive joining MetaBank.

Governance:

Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, will be made in the context of this Executive Compensation Philosophy.  The Compensation Philosophy will be reviewed and approved annually by the Compensation Committee.  It may be amended in whole or in part from time-to-time to suit the changing business needs of MetaBank or to respond to changes in the regulatory environment.  Compensation decisions made by the Compensation Committee and the Board of Directors are intended to take into consideration all current applicable laws, rules, regulations and guidance and will be made with the intention of being compliant with all such requirements.”

Decisions made by the Compensation Committee and the Board of Directors relative to compensation take into consideration current applicable rules, regulations and guidance as they are understood at the time and are made with the goal of being compliant with such requirements.

Fiscal Year 2016 Executive Compensation Components

For the fiscal year ended September 30, 2016, the principal components of compensation for the NEOs were:

•	Base salary;
•	Annual cash incentive bonuses and equity incentive compensation;
•	Retirement benefits; and
•	Perquisites and other personal benefits.

As stated above, the Board chooses to compensate the Company’s executive officers, including the Company’s NEOs, in this way because they believe such a compensation program should reward individual performance and incentivize executives to achieve and maintain superior levels of performance that contribute to long-term shareholder value.  The executive officer compensation program is reviewed by the Compensation Committee on an annual basis and revised as considered necessary.

Base Salary

It is the policy of Meta Financial to provide a level of base compensation which is commensurate with the position and the demonstrated abilities of the individual executive officer.  Individual base compensation is considered a function of the position and the past experience, the level of achievement and the anticipation of continued performance of the officer.  Internal pay equity considerations is also considered.  Base compensation is reviewed by the Compensation Committee and recommendations are made to the Board of Directors at least annually and adjusted by the Board as considered appropriate.

A review of individual performance includes factors which demonstrate conformity with the responsibility for the safe and sound operation of the Company.  The relevance of specific factors varies based on the individual position and includes such items as compliance with internal policies, accepted business practices and regulatory requirements; observed leadership and administrative abilities; the level of technical competence demonstrated in carrying out the responsibilities of the position; and the ability to plan and respond to changing circumstances.  No specific quantitative goals are established for these factors in the determination of base compensation; however, quantitative achievements and market leadership are used in part in the determination of incentive compensation (discussed more fully below).  The goals and objectives, as outlined in MetaBank’s strategic business plan, are also factors in the measurement of individual performance.

Annual Cash and Equity Incentive Compensation

A program of incentive compensation has been established to reward those officers who provide a level of performance for the Company which warrants recognition in the form of compensation above base compensation amounts.  Incentive compensation is based upon (i) performance by the individual and (ii) overall Company performance.

The Compensation Committee determined the size of the Company’s annual cash and equity incentive awards.  For each of the Company’s NEOs, the Committee set a maximum aggregate amount of incentive compensation (for both cash and equity) payable to any NEO, with maximum amounts ranging from 75% - 200% of base salary.  These percentages were based on the position of the NEO, with positions of greatest responsibility (i.e., CEO and President) assigned the maximum percentage of 200% and those NEOs with lesser responsibilities assigned percentages ranging from 75 - 157.5%.  Of the respective maximum percentages of incentive compensation payable, for the CEO and President, 62.5% of such amount was payable in equity and 37.5% was payable in cash, and for the remaining NEOs, approximately 50% of such amount was payable in equity or in cash.

Cash Incentive Awards.  As set forth below, for the cash incentive awards for fiscal 2016, the Committee determined that 80% of the potential incentive awards would be based solely on Company performance and the remaining 20% would be based on a combination of Company and individual performance.  For the 80% based solely on Company performance, the Committee set metrics in four areas, allocating 20% each to the achievement of the following four metrics:  adjusted earnings per share (“EPS”); return on equity (“ROE”); asset quality; and deposit growth.  The EPS and ROE metrics were adjusted for a $4.2 million after tax impact of acquisition expenses, loss on sale of securities and intangible amortization.  The asset quality metric was based on the percentage of non-performing assets to total assets.  The deposit growth metric represented the percentage growth from fiscal 2015 to fiscal 2016 in all of Meta Payment Systems’ deposits and MetaBank’s checking, savings and money market deposits (excluding certificates of deposit).  The 20% based on a combination of Company and individual performance was determined on a discretionary basis, with the Committee considering such factors as the Company’s maintenance of its Tier 1 risk-based capital ratio at 8% or above and the applicable NEO’s individual contribution to the Company’s overall performance, without allocating any specific percentages to these factors.

As described in the table below, for the performance metrics relating solely to Company performance, the Committee established threshold, target, and maximum performance levels.  After comparing the Company’s actual fiscal 2016 performance to the performance levels, the Committee determined that, each NEO was entitled to the maximum percentage of cash incentive compensation applicable to him.

Performance Metric	Threshold	Target	Maximum	Actual Performance	Maximum Percentage Multiplier	Actual Percentage Multiplier
EPS	$2.665	$3.157	$3.650	$4.400	20%	20%
ROE	4.80%	6.80%	10.30%	10.79%	20%	20%
Asset Quality	1.600%	1.100%	0.600%	0.120%	20%	20%
Deposit Growth	2.50%	4.00%	8.50%	21.90%	20%	20%
Other Considerations (Discretionary)	N/A	N/A	N/A	N/A	20%	20%
Total					100%	100%

As noted above, for each of the NEOs, the Committee established a maximum potential cash incentive compensation percentage based on the NEOs position, which maximum percentage was higher for positions with more responsibility.  For each NEO, the actual percentage multiplier of 100% for fiscal 2016 was multiplied by both the maximum cash incentive compensation percentage and such NEO’s base salary, and the product was used to determine the cash incentive compensation awarded to such NEO.

The cash incentive awards made to the NEOs, based on actual performance relative to performance targets established by the Committee for fiscal 2016, were as follows:

Name	Cash Incentive Awards	Actual Cash Incentive Award as a Percentage of Base Salary		Maximum Potential Cash Incentive Award as a Percentage of Base
J. Tyler Haahr	$431,929	75.0%		75.0%
Bradley C. Hanson	$431,929	75.0%		75.0%
Glen W. Herrick	$238,368	78.8%		78.8%
Troy Moore III	$181,783	70.7	%(1)	37.5%
Cynthia Smith	$140,625	56.3%		56.3%

(1)
Mr. Moore’s resignation of employment pursuant to the Separation and General Release Agreement between Mr. Moore, the Company and MetaBank, dated September 30, 2016 directs his 2016 cash and stock incentive amount to be paid entirely in cash.

Equity Incentive Awards.  As set forth below, for the equity incentive awards for fiscal 2016, the Committee determined that 80% of the potential incentive awards would be based solely on Company performance and the remaining 20% would be based on a combination of Company and individual performance.  For the 80% based solely on Company performance, one-half of the 80% was based on net income, one-fourth of the 80% was based on total shareholder return and one-fourth of the 80% was based on total loan growth.  The net income metric was adjusted for a $4.2 million after tax impact of acquisition expenses, loss on sale of securities and intangible amortization.  The total shareholder return metric was based on the Company’s relative performance against the NASDAQ Bank Index, Russell 2000 Index and an index of payment company peers.  The total loan growth metric was based on loan growth for all banks.  The 20% based on a combination of Company and individual performance was determined on a discretionary basis, with the Committee considering such factors as the Company’s trailing three- and five-year performance, the Company’s development of new products and services, the Company’s addition and growth of partners and customers, and the applicable NEO’s individual contribution to the Company’s overall performance, without allocating any specific percentages to these factors.

As described in the table below, for the performance metrics relating solely to Company performance, the Committee established threshold, target, and maximum performance levels.  After comparing the Company’s actual fiscal 2016 performance to the performance levels, the Committee determined that each NEO was entitled to the maximum percentage of equity incentive compensation applicable to them.

Performance Metric	Threshold		Target		Maximum		Actual Performance		Maximum Percentage Multiplier	Actual Percentage Multiplier
Adjusted Net Income	$22.07	M	$26.15	M	$30.23	M	$37.40	M	40%	40%
Total Shareholder Return	15.0%		35.0%		65.0%		88.2%		20%	20%
Total Loan Growth	2.6%		6.0%		12.5%		31.1%		20%	20%
Other Considerations (Discretionary)	N/A		N/A		N/A		N/A		20%	20%
Total									100%	100%

For each NEO, the actual percentage multiplier of 100% for fiscal 2016 was multiplied by both the maximum equity incentive compensation percentage and such NEO’s base salary, and the product was used to determine the equity incentive compensation awarded to such NEO.

The equity incentive awards made to the NEOs, based on actual performance relative to performance targets established by the Committee for fiscal 2016, were as follows:

Name	Equity Incentive Awards (Number of Shares of Restricted Stock)	Actual Equity Incentive Award as a Percentage of Base Salary		Maximum Potential Equity Incentive Award as a Percentage of Base Salary
J. Tyler Haahr	10,844	125.0%		125.0%
Bradley C. Hanson	10,844	125.0%		125.0%
Glen W. Herrick	3,591	78.8%		78.8%
Troy Moore III	-	0.0	%(1)	37.5%
Cynthia Smith	2,119	56.3%		56.3%

(1)	In connection with Mr. Moore’s resignation of employment, his 2016 cash and stock incentive amount was paid entirely in cash.

Cash incentive compensation is taxable as income to the executive officer at the time it is paid, and the Company generally receives a corresponding compensation deduction (subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below).

The number of shares of stock awarded was determined by taking the indicated percentage multiplied by base salary, and then divided by a fixed price of $66.39 (which was the closing stock price as of October 11, 2016).  For grants related to fiscal year 2016 compensation, one-third of such stock grants were immediately vested on the date of grant, one-third vest on the first anniversary of the date of grant, and the remaining one-third vest on the second anniversary of the date of grant.  The executive officer compensation program is reviewed by the Board of Directors on an annual basis and revised as considered necessary.

Except as described below with respect to the Employment Agreements, once awarded, incentive payments or awards may not be recovered by the Company (i.e., the Company does not use “clawback” provisions with respect to its compensation packages).

Code Section 162(m) limits deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other three highest paid executive officers (not including the Company’s chief financial officer) unless this compensation qualifies as “performance-based” compensation and satisfies other specific requirements under Code Section 162(m).  Based on the applicable tax regulations, taxable compensation derived from the exercise of stock options by senior executives under the 2002 Plan should qualify as performance based for purposes of Code Section 162(m).  The Compensation Committee currently intends to maximize the tax deductibility of compensation other than stock options paid to executive officers, where possible.  However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, it may, from time to time, pay compensation to our executive officers that may not be deductible due to the limit imposed by Code Section 162(m).

A summary of the base salaries, annual cash incentive bonuses and equity incentive compensation paid or awarded to each NEO for fiscal year 2016 is provided in the table below:

			Cash Incentive Bonus			Equity Incentive Compensation Stock Awards
Name	Base Salary		Percentage of Base Salary		Amount ($)	Percentage of Base Salary	Number of Shares Acquired (#)(1)
J. Tyler Haahr	$575,000		75%		$431,929	125%	10,844
Bradley C. Hanson	575,000		75%		$431,929	125%	10,844
Glen W. Herrick	300,000		79%		$238,368	79%	3,591
Cynthia Smith	225,000	(2)	56%		$140,625	56%	2,119
Troy Moore III	257,000		71	%(3)	$181,783	--	--

(1)	One-third of these shares vest on each of October 11, 2016, 2017 and 2018.

(2)	Increased to $250,000 on January 8, 2016.

(3)	In connection with Mr. Moore’s resignation of employment, his 2016 cash and stock incentive amount was paid entirely in cash.

Retirement Benefits

Most of our employees, including all of our NEOs,  participate in the MetaBank Profit Sharing 401(k) Plan and the Meta Financial Group, Inc. Employee Stock Ownership Plan. Our NEOs also participate in the Supplemental Employees’ Investment Plan for Salaried Employees (known as the “Benefit Equalization Plan” or “BEP”) and related Trust Agreement.  This plan is an excess benefit plan that provides for employer contributions to the extent that Code Section 401(a)(17) and/or Code Section 415 limits the amounts that may be contributed to a participant’s qualified retirement plan account.

Benefits payable under the BEP are designed to be taxable as ordinary income at the time of distribution. Additional detail regarding the BEP is summarized in more detail under “Nonqualified Deferred Compensation Plans.”

Perquisites and Other Personal Benefits

The Company provides the NEOs with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable it to attract and retain superior employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

Attributed costs of the perquisites and personal benefits for the NEOs for fiscal year 2016 are included in the “Summary Compensation Table” below.  The costs shown are for personal use of a Company-provided automobile (based on mileage driven and depreciation), life insurance premiums, personal use of a Company-paid country club membership and gift cards, and are taxable income to the NEOs who received those perquisites and personal benefits.  The Company generally receives a corresponding compensation deduction (subject to the limitations of Code Section 162(m), as described above).

Compensation Risk Analysis

During 2016, the Compensation Committee reviewed the Company’s compensation practices to ensure that the Company’s compensation structure, as designed and executed, does not motivate excessive risk taking that could adversely impact the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company’s incentive programs do not motivate or encourage unnecessary or excessive risk taking.  This conclusion reflected a review of various factors, such as fostering an appropriate risk management culture.  The Compensation Committee will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could adversely impact the long-term value of the Company.

Consideration of Say-On-Pay Voting Results

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation and benefits program serves the long-term interests of the Company’s stockholders.  In that respect, as part of its on-going review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 88%  of the votes cast for the Company’s “say-on-pay” vote at the Company’s 2016 annual meeting.  Based in part on such vote, the Compensation Committee determined that the Company’s executive compensation objectives and compensation elements continued to be appropriate and did not make changes in response to such “say-on-pay” vote.

Material Employment Actions Implemented for Fiscal Year 2017

Recognizing the need to retain and incentivize key management, and to restrict post-employment harm to the business, MetaBank entered into Employment Agreements with J. Tyler Haahr, Bradley C. Hanson and Glen W. Herrick (collectively referred to in this section as the “Executives”) effective October 1, 2016. Each of these Employment Agreements was included in previously filed Form 8-Ks, filed on November 16, 2016 for Mr. Haahr and Mr. Hanson, and December 6, 2016 for Mr. Herrick. Discussed below are the key items from these Employment Agreements:

•	Term. Each Agreement has an initial term of three years commencing on October 1, 2016, with one-year extension on each anniversary date, subject to certain conditions.

•
Base Salary. Base salaries for Mr. Haahr and Mr. Hanson are $775,000 beginning October 1, 2016 and increasing to $813,750 effective October 1, 2017.  Mr. Herrick’s base compensation is $400,000 beginning October 1, 2016, and increasing to $425,000 effective October 1, 2017.

•
Incentive Opportunities. Incentive opportunities are performance-based and consist of the Company’s customary bonus program and a special incentive bonus opportunity (effective October 1, 2017) with targets for both Mr. Haahr and Mr. Hanson of 133% and 135% of base salary, respectively, for the traditional bonus program and the special incentive bonus opportunity. The incentive opportunities for Mr. Herrick are also performance based and consist of the Company’s customary bonus program and special incentive bonus (effective October 1, 2017) with targets for Mr. Herrick of 105% and 65% of base salary, respectively.

•
Severance. In the event an Executive’s employment is terminated due to his death or by the Company due to “disability” or without “cause” or by the Executive for “good reason” (each as defined in the Employment Agreements), the Executive (or his estate or beneficiaries, as the case may be) will be entitled to:

o	base salary and vested benefits through the effective date of termination;

o
subject to execution of a mutual release of claims (with applicable carveouts) the Executive may have against the Company and its affiliates, the Executives shall be entitled to the following severance benefits:

▪	a lump sum payment equal to two-times the sum of Executive’s base salary (as in effect as of the termination date), target annual bonus, and target special incentive bonus, as applicable;

▪	a pro-rata portion of the annual bonus payment and special incentive for the year of the termination based on actual performance;

▪	certain accelerated vesting of all equity and performance based compensation; and

▪	payment of the premiums required to continue health care coverage for up to 18 months.

•
Change in Control Severance. If Executive’s employment is terminated by the Company within 90 days prior to or 24 months following a “change of control” (as defined in the Employment Agreements), due to death, disability or other than for cause, or by the Executive for good reason, the Executive’s equity will vest in its entirety and the Executive Officer will be eligible for the severance payments described above.

•
Restrictive Covenants. The Employment Agreements provide for a 24 month non-solicitation period (both employees and business relationships) and a 24 month non-compete requirement in addition to other restrictive covenants protective of the Company.

•	Clawbacks. The Employment Agreements also provide for clawback of compensation paid to the Executives under certain circumstances.

•
Performance-Based Restricted Stock Grants. In connection with entering into these Employment Agreements, the Company granted Messrs. Haahr, Hanson and Herrick’s restricted stock grants of 89,156, 89,156, and 60,000, respectively, under the 2002 Omnibus Plan. An additional restricted stock grant of 10,844 shares is expected to be granted to Messrs. Haahr and Hanson effective January 1, 2017. The vesting period for such restricted stock is straightline over an eight year period and performance based.

Compensation Tables

The following table sets forth compensation information for the fiscal year ended September 30, 2016, for the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
J. Tyler Haahr	2016	$576,965	$390,139	$--	$431,929	$144,610	(3)	$1,543,644
Chairman of the	2015	550,000	282,533	40,759	443,430	127,745		1,444,467
Board and Chief Executive Officer	2014	520,000	407,112	509,031	260,000	122,954		1,819,097

Bradley C. Hanson	2016	$575,767	$390,139	$--	$431,929	$136,426	(4)	$1,534,262
President	2015	550,000	282,533	6,160	443,430	113,922		1,396,045
	2014	520,000	407,121	477,025	260,000	109,093		1,773,239

Glen W. Herrick	2016	$301,966	$208,774	--	$238,368	$71,180	(5)	$820,289
Executive Vice	2015	255,000	130,130	--	200,126	48,514		633,770
President, Chief Financial Officer r and Secretary	2014	225,000	123,780	--	112,500	32,119		493,399

Cynthia Smith	2016	$241,463	$46,993	$--	$140,625	$19,044	(7)	$448,125
Executive Vice President and Chief Operating Officer (6)

Troy Moore III	2016	$258,966	$20,746	$--	$181,783	$473,787	(9)	$935,282
Former Executive	2015	252,350	61,305	23	94,177	58,299		466,154
Vice President of Retail Banking (8)	2014	252,350	80,209	49	126,175	60,667		519,450

(1)
Awards reflect the aggregate grant date fair value of awards.  The assumptions used in the calculation of these amounts are disclosed in Note 11 to our Consolidated Financial Statements included in our fiscal 2016 Annual Report on Form 10-K.

(2)
Includes bonuses paid in fully vested shares of restricted stock on September 30, 2014 with respect to the fiscal year ended September 30, 2014 and on October 12, 2015 with respect to the fiscal year ended September 30, 2015. Includes bonuses paid in shares of restricted stock on October 11, 2016 with respect to the fiscal year ended September 30, 2016, one third of which vest on each of October 11, 2016, 2017, and 2018.  For Messrs. Haahr, Hanson and Moore, includes fully vested shares of restricted stock awarded as director compensation valued at $17,096 for 2014, $18,684 for 2015, and $20,763 for 2016.  For Mr. Herrick, includes fully vested shares of restricted stock awarded as a hiring bonus valued at $25,670 for 2015.

(3)
Includes $89,143 as a Company contribution to the Benefit Equalization Plan, $15,000 for director compensation, $13,517 as a Company contribution to the MetaBank Profit Sharing 401(k) Plan, $10,600 as a Company contribution to the Meta Financial Employee Stock Ownership Plan, and personal use of company owned auto, personal portion of country club membership costs, life insurance premiums, a tax gross-up and a gift card.

(4)
Includes $89,239 as a Company contribution to the Benefit Equalization Plan, $15,000 for director compensation, $13,517 as a Company contribution to the MetaBank Profit Sharing 401(k) Plan, $10,600 as a Company contribution to the Meta Financial Employee Stock Ownership Plan, life insurance premiums, a tax gross-up and a gift card.

(5)
Includes $32,032 as a Company contribution to the Benefit Equalization Plan, $13,517 as a Company contribution to the MetaBank Profit Sharing 401(k) Plan, $10,600 as a Company contribution to the Meta Financial Employee Stock Ownership Plan, $13,190 as a tax gross-up, and life insurance premiums and a gift card.

(6)	Ms. Smith first became an executive officer on January 25, 2016.

(7)
Includes $13,352 as a Company contribution to the Benefit Equalization Plan, $2,786 as a Company contribution to the MetaBank Profit Sharing 401(k) Plan, life insurance premiums, a tax gross-up, and a gift card.

(8)	Mr. Moore resigned from the Company effective September 30, 2016.

(9)
Includes $408,067 of compensation received in connection with Mr. Moore’s resignation of employment pursuant to the Separation and General Release Agreement between Mr. Moore, the Company and MetaBank, dated September 30, 2016, $12,036 as a Company contribution to the Benefit Equalization Plan, $15,000 for director compensation, $13,516 as a Company contribution to the MetaBank Profit Sharing 401(k) Plan, $10,600 as a Company contribution to the Meta Financial Employee Stock Ownership Plan, and personal use of company owned auto, personal portion of country club membership costs, life insurance premiums, a tax gross-up, and a gift card.

Material Terms of Employment

MetaBank previously entered into employment agreements with each of J. Tyler Haahr, Bradley C. Hanson and Troy Moore III.  On September 30, 2013, each of the agreements terminated in accordance with its terms, although certain provisions of each of the agreements, extended beyond such termination.  MetaBank entered into new employment agreements with Messrs. Haahr, Hanson and Herrick, all effective October 1, 2016.  A summary of these agreements is described in more detail under “Material Employment Actions Implemented for Fiscal Year 2017” above.

Calculation of 2016 and 2015 Restricted Stock Awards Pursuant to the 2002 Omnibus Incentive Plan

The number of restricted shares awarded for the year ended September 30, 2016 was determined by taking the applicable percentage of base compensation times base compensation, divided by the closing bid price of $66.39 per share on October 11, 2016.  The number of restricted shares awarded for the year ended September 30, 2015 was determined by taking the applicable percentage of base compensation times base compensation, divided by the closing bid price of $43.79 per share on September 15, 2015.

Grants of Plan Based Awards

The following table sets forth information concerning stock awards made during the fiscal year ended September 30, 2016, for the Company’s named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

J. Tyler Haahr	10/11/2016	10,844	719,933

Bradley C. Hanson	10/11/2016	10,844	719,933

Glen W. Herrick	10/11/2016	3,591	238,406

Cynthia Smith	10/11/2016	2,119	140,680

Troy Moore III	N/A	-	-

(1)	One third of these shares vest on each of October 11, 2016, 2017, and 2018.

(2)
Awards reflect the aggregate grant date fair value of awards.  The assumptions used in the calculation of these amounts are disclosed in Note 11 to our Consolidated Financial Statements included in our fiscal 2016 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of September 30, 2016, concerning unexercised stock options and unvested restricted stock held by the Company’s named executive officers.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

J. Tyler Haahr	7,155	39.84	9/28/2017
	15,766	16.00	9/30/2018
	8,449	23.01	9/30/2019
	6,595	31.79	9/30/2020
				11,496	(3)	696,773

Bradley C. Hanson	5,400	39.84	9/28/2017
	13,514	16.00	9/30/2018
	7,407	23.01	9/30/2019
	5,962	31.79	9/30/2020
				11,496	(3)	696,773

Glen W. Herrick	-	-	-	1,000	(4)	60,610
				3,859	(5)	233,894

Cynthia Smith	-	-	-	1,487	(6)	90,127

Troy Moore III	2,510	39.84	12/30/2016
	6,250	16.00	12/30/2016
	4,346	23.01	12/30/2016
	3,146	31.79	12/30/2016
	1,765	39.84	9/30/2017
	1,210	23.01	9/30/2017
	1,190	31.79	9/30/2017

(1)	All of the unexercised option awards are fully vested.

(2)	The dollar value of the awards is calculated using the closing market price of $60.61 per share of our unrestricted common stock on September 30, 2016.

(3)	Of these shares, 2,134 shares vest on September 30, 2017, 3,615 shares vest on October 11, 2017, 2,133 shares vest on September 30, 2018, and 3,614 shares vest on October 11, 2018.

(4)	These shares vest on March 29, 2017.

(5)	Of these shares, 733 shares vest on September 30, 2017, 1,197 shares vest on October 11, 2017, 732 shares vest on September 30, 2018, and 1,197 shares vest on October 11, 2018.

(6)	Of these shares, 38 shares vest on September 30, 2017, 706 shares vest on October 11, 2017, 37 shares vest on September 30, 2018, and 706 shares vest on October 11, 2018.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options and restricted stock held by the Company’s named executive officers that vested during the fiscal year ended September 30, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Tyler Haahr	8,940	$236,642	9,085	$413,953

Bradley C. Hanson	25,700	$631,706	9,085	$413,953

Glen W. Herrick	-	$-	3,930	$180,257

Cynthia Smith	-	$-	38	$2,303

Troy Moore III	-	$-	1,584	$63,384

(1)
The value realized on exercise is calculated by multiplying the number of shares acquired on exercise by the difference between the NASDAQ Stock Market value on the date of exercise and the market value on the date of grant.

(2)
Reflects the market value of the stock awards on the date of vesting, which for each of the awards equals the per share closing price of the Company’s Common Stock as reported by the NASDAQ Stock Market on the vesting date (or previous Friday if vesting date fell on a weekend).

Retirement Benefits, Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Nonqualified Deferred Compensation Plans

Name	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
J. Tyler Haahr	$89,143	$64,019	$0	$937,606
Bradley C. Hanson	89,239	6,003	0	428,157
Glen W. Herrick	32,032	(43)	0	62,754
Cynthia Smith	13,352	0	0	13,352
Troy Moore III	12,036	5,069	0	128,093

(1)	Company contributions are reported as “All Other Compensation” in the Summary Compensation Table.

The named executive officers participate in the Supplemental Employees’ Investment Plan for Salaried Employees (the Benefit Equalization Plan or BEP) and related Trust Agreement.  This plan is an excess benefit plan that provides for employer contributions to the extent that Code Section 401(a)(17) and/or Code Section 415 limits the amounts that may be contributed to a participant’s qualified plan account. The contribution also contemplates any bonuses paid to participants shortly after the end of the fiscal year. Earnings are determined based on the fair value (excluding the cost basis) of the investments in a participant's account. Investments for a participant’s account are selected by the participant, and these investment selections can be changed at any time. All amounts credited to a participant’s account (including gains and losses) under the BEP are distributed to the participant (or participant’s designated beneficiary or estate, if due to death) upon a participant’s termination of employment for any reason, including death. Any amounts payable are paid in a lump sum cash payment within 90 days of termination of employment.

Potential Payments Upon Termination or Change in Control

The Company entered into a restricted stock agreement with Glen W. Herrick on March 29, 2013, which provides for the grant of 4,000 shares of restricted stock.  Of the 4,000 shares, 1,000 shares vested on March 29, 2014, 1,000 shares vested on March 29, 2015, 1,000 shares vested on March 29, 2016 and the remaining 1,000 shares vest on March 29, 2017.  The agreement further provides that if Mr. Herrick incurs a termination of employment during the vesting period due to disability, death or retirement (as defined in the 2002 Plan), the restrictions will lapse and he will be fully vested in the restricted stock.  In addition, if a tender offer or exchange offer for shares of Company common stock (other than such an offer by the Company) is commenced, or if the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of the assets of the Company, any unvested shares that have not previously been forfeited shall become fully vested upon the occurrence of such event.  On September 30, 2016, the Company, MetaBank and Troy Moore III entered into a Separation and General Release Agreement (the “Separation Agreement”).  The Separation Agreement provided Mr. Moore, in exchange for a release of claims against the Company and MetaBank, with a severance payment of $408,067 paid in a lump sum and payment of his 2016 fiscal year bonus (subject to the satisfaction of the performance criteria) payable at the same time as similarly-situated participants.  Mr. Moore agreed to a 12-month non-solicitation of the Company and MetaBank employees and the Separation Agreement also contains requirements surrounding confidentiality and non-disparagement requirements.  MetaBank entered into employment agreements and performance-based restricted stock agreements with Messrs. Haahr, Hanson and Herrick, all effective October 1, 2016, that provide certain benefits on termination of employment.  These provisions are summarized in more detail above under “Material Employment Actions Implemented for Fiscal Year 2017.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors of Meta Financial that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into its annual report on Form 10-K.

Douglas J. Hajek	Elizabeth G. Hoople	Frederick V. Moore
Rodney G. Muilenburg	Becky S. Shulman	Kendall E. Stork

RELATED PERSON TRANSACTIONS

Executives

Troy Moore III is a brother-in-law of J. Tyler Haahr and received approximately $935,000, $466,000, and $519,000 of total compensation as an officer in fiscal years 2016, 2015 and 2014, respectively. $408,067 of the 2016 compensation was paid in connection with Mr. Moore’s resignation of employment pursuant to the Separation and General Release Agreement between Mr. Moore, the Company and MetaBank, dated September 30, 2016,

Loans

MetaBank has followed a written policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes.  As of September 30, 2016, all loans or extensions of credit to executive officers and directors were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to MetaBank, and did not involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Meta Financial’s directors and executive officers, and persons who own more than 10% of a registered class of Meta Financial’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Meta Financial common stock and other equity securities of Meta Financial generally by the second business day following a transaction.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Meta Financial with copies of all Section 16(a) forms they file.

To Meta Financial’s knowledge, based solely on a review of the copies of such reports furnished to Meta Financial and written representations that no other reports were required during the fiscal year ended September 30, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except in the following instances: (i) each of J. Tyler Haahr, Troy Moore III, and Sonja Theisen filed one late report, in each case with respect to one transaction, and (ii) each of Bradley C. Hanson and Glen W. Herrick filed two late reports, in each case with respect to one transaction.

PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our “named executive officers.”  This advisory vote, commonly referred to as “Say-on-Pay,” is not intended to address any specific item of compensation, but instead relates to the compensation of our “named executive officers” as disclosed in the “Summary Compensation Table,” inclusive of all related footnotes, and related narrative of this proxy statement.

The Compensation Committee believes an effective compensation program should be one that is designed to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.  We believe that our executive compensation program is designed to reasonably and fairly recruit, motivate, retain and reward our executives for achieving our objectives and goals.  Through equity grants, each of our executive officers is aligned with the stockholders long-term interests of increasing the value of the Company.

As an advisory vote, the Say-on-Pay resolution is not binding on the Company.  The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices.  The final decision on the compensation and benefits of our executive officers and on whether, and if so, how, to address any stockholder approval or disapproval remains with the Board and the Compensation Committee.  The Board, however, values the opinions of our stockholders as expressed through their votes and other communications.  Accordingly, the Board as well as the Compensation Committee will review and consider the results of the “Say-on-Pay” vote, the opinions of our stockholders and other relevant factors in making future decisions regarding the Company’s executive compensation program.

We encourage our stockholders to read the “Compensation Discussion and Analysis” and related compensation tables and narrative located elsewhere in this proxy statement.  These sections describe our executive compensation policies and practices and provide detailed information about the compensation of our named executive officers.  The Company has in place a performance-based compensation system that links executive pay to the short- and long-term performance of the Company.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers and the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, footnotes and narrative discussion is hereby APPROVED.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm is KPMG LLP.  Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire.

The following table presents fees billed by KPMG LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the years ended September 30, 2016 and 2015, and fees billed for other services rendered by KPMG LLP during 2016 and 2015.

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2016	$651,680	$308,903	$95,750	$0
2015	614,000	147,900	159,000	0

Audit fees consist of fees for the audit of the Company’s annual financial statements and internal control over financial reporting, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-related fees consist of fees for audits of financial statements of the employee benefit plans maintained by the Company, fees related to the Company’s registration statements, fees for professional services rendered for Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”), fees for a comfort letter for a debt offering, fees for due diligence services for a potential acquisition, and assistance with accounting research matters.

Tax fees consist of fees for tax consultation and tax compliance services for the Company and the employee benefit plan maintained by the Company.

The Company’s Audit Committee has considered and concluded that the provision of all non-auditing services (and the aggregate fees billed for such services) in the fiscal year ended September 30, 2016, by KPMG LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy.  The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  The non-audit services include audit-related, tax, and SSAE 16 services.  The Audit Committee’s policy is to pre-approve all services and fees for up to one year, which approval includes the appropriate detail with regard to each particular service and its related fees.  In addition, the Audit Committee can be convened on a case-by-case basis to approve any services not anticipated or services whose costs exceed the pre‑approved amounts.

During the last two fiscal years ended September 30, 2016, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS FOR THE YEAR 2017 ANNUAL MEETING

Under Rule 14a-8 under the Exchange Act, stockholder proposals to be presented at Meta Financial’s 2017 Annual Meeting of Stockholders must be received by our Secretary no later than August 17, 2017, to be eligible for inclusion in Meta Financial’s proxy statement and form of proxy related to the 2016 Annual Meeting.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act, and as with any stockholder proposal (regardless of whether such proposal is included in Meta Financial’s proxy materials), Meta Financial’s Certificate of Incorporation and By-laws and Delaware law.

To be considered for presentation at the next Annual Meeting, but not for inclusion in the Company’s proxy statement and form of proxy for that meeting, proposals must be received by the Company by the Deadline.  As reflected in Meta Financial’s By-laws, the “Deadline” means the date that is 60 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 50 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made.  If a stockholder proposal that is received by the Company after the Deadline is raised at the next Annual Meeting, the holders of the proxies for that meeting will have the discretion to vote on the proposal in accordance with their best judgment and discretion, without any discussion of the proposal in the Company’s proxy statement for such Annual Meeting.

Pursuant to Meta Financial’s By-laws, stockholders may nominate a person or persons for election to the Board of Directors at a meeting of stockholders at which directors are to be elected by delivering timely notice in writing to its Secretary.  To be timely, a stockholder’s notice must be delivered or mailed to and received at the Company’s principal executive offices not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, is being distributed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders.  Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material.  The Company hereby undertakes to provide to any recipient of this proxy statement, upon his or her request, a copy of any of the exhibits to our Annual Report on Form 10-K.  Requests for such copies should be directed in writing to Investor Relations, Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this proxy statement.  However, if any other matter should properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that holders of the proxies will vote in accordance with their judgment.

META FINANCIAL GROUP, INC.
5501 S. BROADBAND LANE
SIOUX FALLS, SD 57108

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Douglas J. Hajek   02 Kendall E. Stork

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000303874_1 R1.0.1.29